Exhibit 99.2

MicroStrategy Announces Pricing of Offering of Convertible Senior Notes

TYSONS CORNER, Va., June 14, 2024 — MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”) today announced the pricing of its offering of $700 million aggregate principal amount of 2.25% convertible senior notes due 2032 (the “notes”). The notes will be sold in a private offering to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). MicroStrategy also granted to the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $100 million aggregate principal amount of the notes. The offering was upsized from the previously announced offering of $500 million aggregate principal amount of notes. The offering is expected to close on June 17, 2024, subject to satisfaction of customary closing conditions.

The notes will be unsecured, senior obligations of MicroStrategy, and will bear interest at a rate of 2.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2024. The notes will mature on June 15, 2032, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after June 20, 2029, MicroStrategy may redeem for cash all or any portion of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if the last reported sale price of MicroStrategy class A common stock has been at least 130% of the conversion price then in effect for a specified period of time ending on the trading day immediately before the date the notice of redemption is sent. If MicroStrategy redeems fewer than all the outstanding notes, at least $75 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date.

Holders of notes may require MicroStrategy to repurchase their notes on June 15, 2029 or upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase. In connection with certain corporate events or if MicroStrategy calls any note for redemption, it will, under certain circumstances, be required to increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or notice of redemption.

The notes will be convertible into cash, shares of MicroStrategy’s class A common stock, or a combination of cash and shares of MicroStrategy’s class A common stock, at MicroStrategy’s election. Prior to December 15, 2031, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes will initially be 0.4894 shares of MicroStrategy class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $2,043.32 per share. The initial conversion price of the notes represents a premium of approximately 35% over the U.S. composite volume weighted average price of MicroStrategy’s class A common stock from 9:30 a.m. through 4:00 p.m. Eastern Daylight Time on Thursday, June 13, 2024, which was $1,513.46. The conversion rate will be subject to adjustment upon the occurrence of certain events.

MicroStrategy estimates that the net proceeds from the sale of the notes will be approximately $687.8 million (or approximately $786.0 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by MicroStrategy.

MicroStrategy intends to use the net proceeds from the sale of the notes to acquire additional bitcoin and for general corporate purposes.

The notes are being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of MicroStrategy’s class A common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The offering of the notes is being made only by means of a private offering memorandum.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy the notes, nor shall there be any sale of, the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) considers itself the world’s first Bitcoin development company. We are a publicly-traded operating company committed to the continued development of the bitcoin network through our activities in the financial markets, advocacy and technology innovation. As an operating business, we are able to use cashflows as well as proceeds from equity and debt financings to accumulate bitcoin, which serves as our primary treasury reserve asset. We also develop and provide industry-leading AI-powered enterprise analytics software that promotes our vision of Intelligence Everywhere, and are using our software development capabilities to develop bitcoin applications. We believe that the combination of our operating structure, bitcoin strategy and focus on technology innovation provides a unique opportunity for value creation.

MicroStrategy and Intelligence Everywhere are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the estimated net proceeds of the offering, the anticipated use of such net proceeds, and the anticipated closing date. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, the uncertainties related to the satisfaction of closing conditions for the sale of the notes, the other factors discussed in the “Risk Factors” section of MicroStrategy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 1, 2024, and the risks described in other filings that MicroStrategy may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and MicroStrategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

MicroStrategy Incorporated

Shirish Jajodia

Investor Relations

ir@microstrategy.com